Exhibit k.1
FORM OF TRANSFER AGENCY SERVICES AGREEMENT
     THIS AGREEMENT is made as of                     , 2008 by and between PNC GLOBAL INVESTMENT SERVICING (U.S.) INC., a Massachusetts corporation (“PFPC”), and HIGHLAND SPECIAL SITUATIONS FUND II, a Delaware statutory trust (the “Fund”).
WITNESSETH:
     WHEREAS, the Fund is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, the Fund wishes to retain PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent and PFPC wishes to furnish such services.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1. Definitions. As used in this Agreement:
(a)	“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

(c)	“1940 Act” has the meaning set forth in the recitals hereof and includes the rules and regulations of the SEC promulgated thereunder.

(d)	“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund’s Board of Trustees to give Oral Instructions or Written Instructions on behalf of the Fund and listed on the Authorized Persons Appendix attached hereto and made a part hereof or any amendment thereto as may be received by PFPC. An Authorized Person’s scope of authority may be limited by the Fund by setting forth such limitation in the Authorized Persons Appendix.
(e)	“Board of Trustees” and “Shareholders” shall have the same meanings as used in the Fund’s Amended and Restated Agreement and Declaration of Trust.

(f)	“Declaration of Trust” means the Fund’s Amended and Restated Agreement and Declaration of Trust, as amended from time to time.

(g)	“Oral Instructions” mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person.

(h)	“SEC” means the Securities and Exchange Commission.

(i)	“Securities Laws” mean the 1933 Act, the 1934 Act and the 1940 Act.

(j)	“Shares” mean the Fund’s shares of beneficial interest.

(k)	“Written Instructions” means (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.
2. Appointment. The Fund hereby appoints PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.
3. Compliance with Rules and Regulations. PFPC agrees to comply with the applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund.
4. Instructions.
(a)	Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions, including standing Written Instructions related to ongoing instructions received electronically.

(b)	PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Trustees or of the Fund’s Shareholders, unless and until PFPC receives Written Instructions to the contrary.

(c)	The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) and shall endeavor to ensure that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PFPC shall incur no liability to the Fund in acting upon such Oral Instructions or Written Instructions provided that PFPC’s actions comply with the other provisions of this Agreement.
5. Right to Receive Advice.
(a)	Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

(b)	Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice at its own cost from such counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or PFPC, at the option of PFPC).

(c)	Conflicting Advice. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions PFPC receives from the Fund, and the advice it receives from counsel, PFPC shall be entitled to rely upon and follow the advice of counsel provided that such counsel is selected with reasonable care. PFPC shall promptly inform the Fund of such conflict and PFPC shall refrain from acting in the event of a conflict unless counsel advises PFPC that a failure to take action is likely to result in additional loss, liability or expense. In the event PFPC relies on the advice of counsel, PFPC remains liable for any action or omission on the part of PFPC which constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

(d)	Protection of PFPC. PFPC shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from the Fund or (to the extent permitted under clause (c) above) from counsel and which PFPC believes, in good faith, to be consistent with those directions, advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions, advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC’s properly taking or not taking such action. Nothing in this subsection shall excuse PFPC when an action or omission on the part of PFPC constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.
6. Records; Visits. The books and records pertaining to the Fund, which are in the possession or under the control of PFPC, shall be the property of the Fund. Such books and records shall be prepared, preserved and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund and its duly authorized officers, employees and agents and the staff of the SEC shall have access to such books and records at all times during PFPC’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund’s expense.
7. Confidentiality. Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party.
8. Cooperation with Accountants. PFPC shall cooperate with the Fund’s independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such independent public accountants as reasonably requested by the Fund.
9. PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund.
10. Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC’s own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.
11. Compensation.
(a)	As compensation for services rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to from time to time in writing by the Fund and PFPC. The Fund acknowledges that PFPC may receive float benefits and/or investment earnings in connection with maintaining certain accounts required to provide services under this Agreement.
(b)	The undersigned hereby represents and warrants to PFPC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PFPC or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC to such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of Trustees of the Fund and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.
12. Indemnification.
(a)	The Fund agrees to indemnify, defend and hold harmless PFPC and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including without limitation reasonable attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) (collectively, “Losses”) arising directly or indirectly from any action or omission to act which PFPC takes (i) at the request or on the direction of or in reliance on the advice of the Fund or (ii) upon Oral Instructions or Written Instructions; provided, however, neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability)

arising out of PFPC’s or its affiliates’ own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement; provided further that in the absence of a finding to the contrary the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been the result of PFPC’s or its affiliates own willful misfeasance, bad faith, gross negligence or reckless disregard of such duties and obligations under this Agreement.
(b)	Notwithstanding anything in this Agreement to the contrary, the Fund shall not be liable to PFPC or its affiliates for any consequential, special or indirect losses or damages which PFPC or its affiliates may incur or suffer as a consequence of this Agreement, whether or not the likelihood of such damages or losses was known by the Fund.
13. Responsibility of PFPC.
(a)	PFPC shall be under no duty to take any action on behalf of the Fund except as necessary to fulfill its duties and obligations as specifically set forth herein or as may be specifically agreed to by PFPC in writing. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. PFPC agrees to indemnify, defend and hold harmless the Fund from Losses arising out of PFPC’s failure to perform its duties under this Agreement to the extent such damages arise out of PFPC’s willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

(b)	Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) PFPC shall not be liable for losses beyond its control, provided that PFPC has acted in accordance with the standard of care set forth above; and (ii) PFPC shall not be liable for (A) the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PFPC reasonably believes to be genuine; or (B) subject to Section 10, delays or errors or loss of data occurring by reason of circumstances beyond PFPC’s control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(c)	Notwithstanding anything in this Agreement to the contrary, neither PFPC nor its affiliates shall be liable to the Fund for any consequential, special or indirect losses or damages which the Fund may incur or suffer by or as a consequence of PFPC’s or its affiliates’ performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates.
14. Description of Services.
(a)	Services Provided on an Ongoing Basis, If Applicable.
(i)	Calculate service fee payments;

(ii)	Maintain shareholder registrations;

(iii)	Review new applications and correspond with shareholders to complete or correct information;

(iv)	Direct payment processing of checks or wires;

(v)	Prepare and certify shareholder lists in conjunction with proxy solicitations;

(vi)	Prepare and mail to shareholders confirmation of direct activity;

(vii)	Provide toll-free lines for broker-dealer use, plus customer liaison staff for on-line inquiry response;

(viii)	Mail duplicate confirmations to broker-dealers of their clients’ activity, when executed directly with PFPC;

(ix)	Provide periodic shareholder lists and statistics to the Fund;

(x)	Provide detailed data for underwriter/broker confirmations;

(xi)	Prepare periodic mailing of year-end tax and statement information;

(xii)	Notify on a timely basis the investment adviser, accounting agent, and custodian of fund activity; and

(xiii)	Perform other participating broker-dealer shareholder services as may be agreed upon from time to time.
(b)	Services Provided by PFPC Under Oral Instructions or Written Instructions.
(i)	Accept and post share purchases and redemptions;

(ii)	Accept, post and perform shareholder transfers; and

(iii)	Pay dividends and other distributions.
(c)	Purchase of Shares. PFPC shall issue and credit an account of an investor, in the manner described in the Fund’s prospectus, once it receives:
(i)	A purchase order;

(ii)	Proper information to establish a shareholder account; and

(iii)	Confirmation of receipt or crediting of funds for such order to the Fund’s custodian.
(d)	Redemption of Shares. Shares shall be redeemed and payment therefor shall be made in accordance with the Fund’s prospectus, when the recordholder tenders shares in proper form and directs the method of redemption. If shares are received in proper form, shares shall be redeemed before the funds are provided to PFPC from the Fund’s custodian (the “Custodian”). If the recordholder has not directed that redemption proceeds be wired, when the Custodian provides PFPC with funds, the redemption check shall be sent to and made payable to the recordholder, unless:
(i)	transfer authorizations are signed by the recordholder when shares are held in book-entry form.
When a broker-dealer notifies PFPC of a redemption desired by a customer, and the Custodian provides PFPC with funds, PFPC shall prepare and send the redemption check to the broker-dealer and made payable to the broker-dealer on behalf of its customer.

(e)	Dividends and Distributions. Upon receipt of a resolution of the Fund’s Board of Trustees authorizing the declaration and payment of dividends and distributions, PFPC shall issue dividends and distributions declared by the Fund in shares, or, upon shareholder election, pay such dividends and distributions in cash, if provided for in the Fund’s prospectus. Such issuance or payment, as well as payments upon redemption as described above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PFPC shall mail to the Fund’s direct shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation. PFPC shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Fund to its shareholders as required by tax or other law, rule or regulation.
(f)	Shareholder Account Services.
(i)	PFPC may arrange, in accordance with the prospectus, for issuance of shares obtained through:
•	Direct purchases through broker wire orders, checks and applications.
(g)	Communications to Shareholders. Upon timely Written Instructions, PFPC shall mail all communications by the Fund to its direct shareholders, including:
(i)	Reports to shareholders;

(ii)	Confirmations of purchases and sales of Fund shares;

(iii)	Quarterly statements;

(iv)	Dividend and distribution notices; and

(v)	Tax form information.
(h)	Records. PFPC shall maintain records of the accounts for each shareholder showing the following information:
(i)	Name, address and United States Tax Identification or Social Security number;

(ii)	Number and class of shares held;

(iii)	Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account;

(iv)	Any stop or restraining order placed against a shareholder’s account;

(v)	Any correspondence relating to the current maintenance of a shareholder’s account;

(vi)	Information with respect to withholdings; and

(vii)	Any information required in order for PFPC to perform any calculations required by this Agreement.
(i)	Shareholder Inspection of Stock Records. Upon a request from any Fund shareholder to inspect stock records, PFPC will notify the Fund and the Fund will issue instructions granting or denying each such request. Unless PFPC has acted contrary to the Fund’s instructions, the Fund agrees to and does hereby release PFPC from any liability for refusal of permission for a particular shareholder to inspect the Fund’s stock records.

(j)	Lost Shareholders. PFPC shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”), including, but not limited to, those set forth below. PFPC may, in its sole discretion, use the services of a third party to perform some of or all such services.
(i)	documentation of search policies and procedures;

(ii)	execution of required searches;

(iii)	tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and

(iv)	preparation and submission of data required under the Lost Shareholder Rules.
Except as set forth above, PFPC shall have no responsibility for any escheatment services.

(k)	Print Mail. In addition to performing the foregoing services, the Fund hereby engages PFPC as its exclusive print/mail service provider with respect to those items and for such fees as may be agreed to from time to time in writing by the

Fund and PFPC.
(l)	Tender Offers. PFPC will provide mail files to the Fund’s designated mail vendor 4-8 weeks in advance of each tender for the mailing of tender documents to the direct shareholders. On the tender date, after the Fund has been priced and all files have been received, PFPC will review the tender totals and provide the tender amounts (dollars, shares, percentages) to the Fund. A calculation may be necessary to determine the prorata amount in the event the authorized amount has been exceeded. If the amounts tendered exceed the amount allowable, the Fund must either authorize an increase in the allowable tender amount on the evening of tender date or PFPC will prorate all tender requests so that the total amount tendered does not exceed the allowable amount, or take such other actions as instructed by the Fund consistent with Rule 23c-3 under the 1940 Act and the Fund’s Registration Statement.

On the next business day after each tender date, PFPC will communicate amounts redeemed to the Fund Accounting Agent. Notification to the Fund of net subscriptions after tender date will be the responsibility of the Fund Accounting Agent.
15. Duration and Termination. This Agreement shall continue until terminated by the Fund or by PFPC on ninety (90) days’ prior written notice to the other party. In the event the Fund gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider (and any other service provider(s)), and all trailing expenses incurred by PFPC, will be borne by the Fund.

16. Notices. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; (b) if to the Fund, at 13455 Noel Road, Suite 1300, Dallas, Texas 75240, Attention: Secretary or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.
17. Amendments. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.
18. Delegation; Assignment. This Agreement and the rights and duties of the parties herein may not be assigned or delegated by any party without the written consent of each party, except that PFPC may assign or delegate its duties to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc. upon thirty (30) days prior written notice to the Fund.
19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
20. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.
21. Miscellaneous.

(a)	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions.

(b)	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(c)	Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(d)	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(e)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(f)	Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(g)	Privacy. Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Fund obtained under this Agreement, except as necessary to carry out the services set forth in this agreement or as otherwise permitted by law or regulation.
(h)	The Fund will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Fund.

(i)	To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC and certain of its affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

(j)	It is expressly agreed that the obligations of the Fund under this Agreement shall not be binding upon any past, present or future trustee, nominee, officer, shareholder, employee or agent of the Fund individually, and shall only be binding upon the Fund and its assets, as provided in the Fund’s Declaration of Trust, a copy of which is on file at the office of the Secretary of the State of Delaware and at the principal offices of the Fund. This Agreement was executed on behalf of the Fund by an officer of the Fund in such capacity, and shall not be deemed to have been executed by such officer individually or to impose any liability on such officer, or the shareholders of the Fund, personally, but shall bind only the assets and property of the Fund.
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.
By:
Title:

HIGHLAND SPECIAL SITUATIONS FUND II
By:
Title:

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